Exhibit 99.2

ENSTAR ANNOUNCES ADC AGREEMENT WITH ASPEN

March 2, 2020

HAMILTON, Bermuda, March 2, 2020 (GLOBE NEWSWIRE) -- Enstar Group Limited (NASDAQ: ESGR) announced today that one of its wholly owned subsidiaries has entered into an adverse development cover reinsurance agreement with Aspen Insurance Holdings Limited. In the transaction, Enstar’s subsidiary will reinsure losses incurred on or prior to December 31, 2019 on a diversified mix of property, liability and specialty lines across the U.S., U.K and Europe for a premium of $770 million. Enstar will provide $770 million of cover in excess of a $3.805 billion retention, and an additional $250 million of cover in excess above $4.815 billion.
Completion of the transaction is subject to regulatory approvals and satisfaction of various other closing conditions. The transaction is expected to close in the first half of 2020.
About Enstar
Enstar is a multi-faceted insurance group that offers innovative capital release solutions and specialty underwriting capabilities through its network of group companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations. Enstar is a market leader in completing legacy acquisitions, having acquired approximately 100 companies and portfolios since its formation in 2001. Enstar’s active underwriting businesses include the StarStone group of companies, an A- rated global specialty insurance group with multiple global underwriting platforms, and the Atrium group of companies, which manage and underwrite specialist insurance and reinsurance business for Lloyd’s Syndicate 609. For further information about Enstar, see www.enstargroup.com.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, Enstar may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Important risk factors regarding Enstar can be found under the heading "Risk Factors" in Enstar's Form 10-K for the year ended December 31, 2019 and are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

Contact: Guy Bowker
Telephone: +1 (441) 292-3645